Exhibit 99.2
QR Energy to Present at IPAA OGIS New York on April 13
HOUSTON, TX—(Marketwire — April 6, 2011) — QR Energy, LP (NYSE: QRE), announced today that Chairman Donald D. Wolf will present at the IPAA Oil & Gas Investment Symposium (OGIS) in New York at 8:45 a.m. Eastern on Wednesday, April 13, 2011.
The live webcast and presentation slides will be available on QR Energy’s Investor Relations website http://ir.qrenergylp.com.
About QR Energy, LP
QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.
Investor Contacts
Taylor B. Miele
Investor Relations Specialist
(713) 452-2990
Cedric W. Burgher
Chief Financial Officer
(713) 452-2200